Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Gregory B. Hanson	Sean T. Geary
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners LP Reports First-Quarter 2024 Financial Results

Waltham, Mass., May 8, 2024 – Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the first quarter ended March 31, 2024.

CEO Commentary

Eric Slifka, the Partnership’s President and Chief Executive Officer, said, “Our Gasoline Distribution and Station Operations segment performed well in the first quarter, posting healthy margins that partly offset less favorable market conditions in our Wholesale and Commercial segments. Specific to our Wholesale segment, certain products were negatively impacted by the timing of mark-to-market valuations, which have largely recovered in the month of April. In the first quarter, we successfully completed the integration of liquid energy terminals acquired in December from Motiva Enterprises, and those assets performed in line with our expectations for the quarter.

“In April, we closed on the purchase of four liquid energy terminals in the Northeast from Gulf Oil Limited Partnership. This acquisition, which will be reflected in our results beginning in the second quarter of this year, further demonstrates our commitment to increasing the scale and strength of our growing energy distribution network,” Slifka said. “We are excited about the new opportunities the Gulf and Motiva transactions create to build on our strategic advantage and serve customers in these high-demand markets.”

First-Quarter 2024 Financial Highlights

Net loss was $5.6 million, or $0.37 per common limited partner unit, for the first quarter of 2024 compared with net income of $29.0 million, or $0.70 per diluted common limited partner unit, in the same period of 2023.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $56.9 million in the first quarter of 2024 compared with $78.1 million in the same period of 2023.

Adjusted EBITDA was $56.0 million in the first quarter of 2024 versus $76.0 million in the same period of 2023.

Distributable cash flow (DCF) was $15.8 million in the first quarter of 2024 compared with $46.3 million in the same period of 2023.

Adjusted DCF was $16.0 million in the first quarter of 2024 compared with $46.3 million in the same period of 2023.

Gross profit in the first quarter of 2024 was $215.1 million compared with $222.1 million in the same period of 2023.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $244.1 million in the first quarter of 2024 compared with $244.8 million in the same period of 2023.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2024, and 2023.

GDSO segment product margin was $187.7 million in the first quarter of 2024 compared with $183.5 million in the same period of 2023. Product margin from gasoline distribution increased to $121.6 million from $120.8 million in the year-earlier period, primarily due to higher fuel margins (cents per gallon). Product margin from station operations totaled $66.1 million compared with $62.7 million in the first quarter of 2023.

Wholesale segment product margin was $49.4 million in the first quarter of 2024 compared with $53.1 million in the same period of 2023. Gasoline and gasoline blendstocks product margin was $29.7 million compared with $20.4 million in the same period of 2023, largely due to the acquisition of 25 refined product terminals and related assets from Motiva Enterprises in December 2023, partially offset by less favorable market conditions in gasoline. Product margin from distillates and other oils was $19.7 million in the first quarter of 2024 compared with $32.7 million in the same period of 2023, primarily due to less favorable market conditions in residual oil.

Commercial segment product margin was $7.0 million in the first quarter of 2024 compared with $8.1 million in the same period of 2023, primarily due to less favorable market conditions.

Total sales were $4.1 billion in the first quarter of 2024 compared with $4.0 billion in the same period of 2023. Wholesale segment sales were $2.6 billion in the first quarter of 2024 compared with $2.5 billion in the same period of 2023. GDSO segment sales were $1.2 billion in the first quarter of 2024 versus $1.3 billion in the same period of 2023. Commercial segment sales were $278.6 million in the first quarter of 2024 compared with $257.9 million in the same period of 2023.

Total volume was 1.6 billion gallons in the first quarter of 2024 compared with 1.4 billion gallons in the same period of 2023. Wholesale segment volume was 1.1 billion gallons in the first quarter of 2024 compared with 928.6 million gallons in the same period of 2023. GDSO volume was 364.3 million gallons in the first quarter of 2024 compared with 379.2 million gallons in the same period of 2023. Commercial segment volume was 120.7 million gallons in the first quarter of 2024 compared with 99.7 million gallons in the same period of 2023.

Recent Developments

•	Global completed its acquisition of four liquid energy terminals from Gulf Oil Limited Partnership for $212.3 million. The terminals, which are strategically located in Chelsea, MA, New Haven, CT, Linden, NJ, and Woodbury, NJ, further enhance Global’s position in the energy economy of the Northeast.

•	Global fully redeemed all of its outstanding Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”) at a redemption price of $25.00 per share, plus a $0.514275 per unit cash distribution for the period from February 15, 2024 through April 14, 2024. Effective April 15, 2024, the Series A Preferred Units are no longer outstanding.

•	Global announced a cash distribution of $0.7100 per unit ($2.84 per unit on an annualized basis) on all of its outstanding common units from January 1, 2024 through March 31, 2024. The distribution will be paid on May 15, 2024 to unitholders of record as of the close of business on May 9, 2024.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2024 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global operates or maintains dedicated storage at 53 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global owns, supplies, and operates more than 1,700 retail locations across 12 Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global’s proportionate share of EBITDA related to its joint ventures, which are accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global’s success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global’s ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global’s proportionate share of distributable cash flow related to its joint ventures, which are accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Sales	$4,145,392	$4,030,327
Cost of sales	3,930,257	3,808,263
Gross profit	215,135	222,064

Costs and operating expenses:
Selling, general and administrative expenses	69,781	62,256
Operating expenses	120,150	108,353
Amortization expense	1,869	2,084
Net gain on sale and disposition of assets	(2,501)	(2,128)
Total costs and operating expenses	189,299	170,565

Operating income	25,836	51,499

Other (loss) (expense):
Loss from equity method investments	(1,379)	-
Interest expense	(29,696)	(22,068)

(Loss) income before income tax expense	(5,239)	29,431

Income tax expense	(363)	(400)

Net (loss) income	(5,602)	29,031

Less: General partner's interest in net (loss) income, including incentive distribution rights	3,136	1,782
Less: Preferred limited partner interest in net income	3,916	3,463

Net (loss) income attributable to common limited partners	$(12,654)	$23,786

Basic net (loss) income per common limited partner unit (1)	$(0.37)	$0.70

Diluted net (loss) income per common limited partner unit (1)	$(0.37)	$0.70

Basic weighted average common limited partner units outstanding	33,963	33,986

Diluted weighted average common limited partner units outstanding	33,963	34,001

(1)   Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses.  Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest.  Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$72,822	$19,642
Accounts receivable, net	561,934	551,764
Accounts receivable - affiliates	5,642	8,142
Inventories	403,955	397,314
Brokerage margin deposits	13,444	12,779
Derivative assets	9,108	17,656
Prepaid expenses and other current assets	88,012	90,531
Total current assets	1,154,917	1,097,828

Property and equipment, net	1,490,217	1,513,545
Right of use assets, net	247,465	252,849
Intangible assets, net	18,849	20,718
Goodwill	426,768	429,215
Equity method investments	88,128	94,354
Other assets	39,288	37,502

Total assets	$3,465,632	$3,446,011

Liabilities and partners' equity
Current liabilities:
Accounts payable	$475,452	$648,717
Working capital revolving credit facility - current portion	226,000	16,800
Lease liability - current portion	55,546	59,944
Environmental liabilities - current portion	5,493	5,057
Trustee taxes payable	67,919	67,398
Accrued expenses and other current liabilities	148,029	179,887
Derivative liabilities	7,592	4,987
Total current liabilities	986,031	982,790

Working capital revolving credit facility - less current portion	-	-
Revolving credit facility	-	380,000
Senior notes	1,184,628	742,720
Lease liability - less current portion	198,848	200,195
Environmental liabilities - less current portion	68,800	71,092
Financing obligations	137,554	138,485
Deferred tax liabilities	68,300	68,909
Other long-term liabilities	57,467	61,160
Total liabilities	2,701,628	2,645,351

Partners' equity	764,004	800,660

Total liabilities and partners' equity	$3,465,632	$3,446,011

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$29,761	$20,386
Distillates and other oils	19,659	32,747
Total	49,420	53,133
Gasoline Distribution and Station Operations segment:
Gasoline distribution	121,630	120,816
Station operations	66,087	62,730
Total	187,717	183,546
Commercial segment	6,968	8,127
Combined product margin	244,105	244,806
Depreciation allocated to cost of sales	(28,970)	(22,742)
Gross profit	$215,135	$222,064

Reconciliation of net (loss) income to EBITDA and adjusted EBITDA:
Net (loss) income	$(5,602)	$29,031
Depreciation and amortization	32,486	26,648
Interest expense	29,696	22,068
Income tax expense	363	400
EBITDA	56,943	78,147
Net gain on sale and disposition of assets	(2,501)	(2,128)
Loss from equity method investments (1)	1,379	-
EBITDA related to equity method investments (1)	187	-
Adjusted EBITDA	$56,008	$76,019

Reconciliation of net cash used in operating activities to EBITDA and adjusted EBITDA:
Net cash used in operating activities	$(182,702)	$(19,325)
Net changes in operating assets and liabilities and certain non-cash items	209,586	75,004
Interest expense	29,696	22,068
Income tax expense	363	400
EBITDA	56,943	78,147
Net gain on sale and disposition of assets	(2,501)	(2,128)
Loss from equity method investments (1)	1,379	-
EBITDA related to equity method investments (1)	187	-
Adjusted EBITDA	$56,008	$76,019

Reconciliation of net (loss) income to distributable cash flow and adjusted distributable cash flow:
Net (loss) income	$(5,602)	$29,031
Depreciation and amortization	32,486	26,648
Amortization of deferred financing fees	1,831	1,347
Amortization of routine bank refinancing fees	(1,193)	(1,138)
Maintenance capital expenditures	(11,737)	(9,560)
Distributable cash flow (2)(3)	15,785	46,328
Loss from equity method investments (1)	1,379	-
Distributable cash flow from equity method investments (1)	(1,143)	-
Adjusted distributable cash flow	16,021	46,328
Distributions to preferred unitholders (4)	(3,916)	(3,463)
Adjusted distributable cash flow after distributions to preferred unitholders	$12,105	$42,865

Reconciliation of net cash used in operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash used in operating activities	$(182,702)	$(19,325)
Net changes in operating assets and liabilities and certain non-cash items	209,586	75,004
Amortization of deferred financing fees	1,831	1,347
Amortization of routine bank refinancing fees	(1,193)	(1,138)
Maintenance capital expenditures	(11,737)	(9,560)
Distributable cash flow (2)(3)	15,785	46,328
Loss from equity method investments (1)	1,379	-
Distributable cash flow from equity method investments (1)	(1,143)	-
Adjusted distributable cash flow	16,021	46,328
Distributions to preferred unitholders (4)	(3,916)	(3,463)
Adjusted distributable cash flow after distributions to preferred unitholders	$12,105	$42,865

(1) Represents the Partnership's proportionate share of net loss, EBITDA and distributable cash flow, as applicable, related to the Partnership's interests in its equity method investments.
(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(3) Distributable cash flow includes a net gain on sale and disposition of assets of $2.5 million and $2.1 million for the three months ended March 31, 2024 and 2023, respectively. Distributable cash flow for the three months ended March 31, 2024 includes a $1.4 million loss from the Partnership's equity method investments.
(4) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. On April 15, 2024, all of the Partnership's Series A preferred units were redeemed and are no longer outstanding.